Exhibit 99.906 CERT
SECTION 906 CERTIFICATIONS
Kevin S. McCarthy, Principal Executive Officer, and Terry A. Hart, Principal Financial Officer, of Kayne Anderson Energy Development Company (the “Company”), each certify to his knowledge that:
1.	The Company’s periodic report on Form N-CSR for the annual period ended November 30, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company for the stated period.
February 4, 2011

/s/ KEVIN S. MCCARTHY Kevin S. McCarthy	/s/ TERRY A. HART Terry A. Hart
Chairman of the Board of Directors,	Chief Financial Officer and Treasurer
President and Chief Executive Officer